EXHIBIT 5.2

OPINION OF REEDER & SIMPSON, P.C.

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	Telephone: +692-625-3602
RRE Commercial Center	Email: dreeder.rmi@gmail.com
Majuro, MH 96960	r.simpson@simpson.gr

December 21, 2018

Navios Maritime Holdings Inc.

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

Re: Navios Maritime Holdings Inc.

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI.

We have acted as RMI counsel to Navios Maritime Holdings Inc. (the “Company”), a RMI corporation organized under the laws of the RMI, on matters of RMI law in connection with the offer by the Company to exchange, cash and/or up $15,630,338 million in aggregate principal amount of newly issued 9.75% Senior Noted due 2024 (the “Notes”), which are being registered under the Securities Act, for (i) up to 946,100 (representing approximately 66 2/3%), of the Company’s American Depository Shares, each representing 1/100th of a share of the 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock, and (ii) up to 1,907,600 (representing approximately 66 2/3%) of the Company’s American Depository Shares, each representing 1/100th of a share of the 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock, pursuant to the Registration Statement on Form F-4 filed with the Securities and Exchange Commission (the “Registration Statement”).

In connection with this opinion, we have examined originals or electronic copies, certified or otherwise identified to our satisfaction, of the following documents (together the “Documents”):

1. The form of indenture between the Company and Wilmington Trust, National Association, as trustee with respect to the 9.75% Senior Notes due 2024; and

2. The Notes.

We have also examined such corporate documents and records of the Company and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete.

For purpose of this opinion we have further assumed:

a) the power, authority and legal right of all parties to the Documents to enter into and to perform their respective obligations thereunder and that the Documents have been duly authorized, executed and delivered by each such party (in each case, other than the Company);

b) the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

c) the due compliance of each of the Documents with all matters of, and the validity and enforceability thereof under, all such laws as govern or relate to it (other than the laws of the RMI as to which we are opining);

d) that each of the parties to the Documents (other than the Company) has duly and validly executed and delivered the Documents to which it is a party and has complied with all legal requirements pertaining to its status as such status relates to its rights to seek benefits of and enforce the Documents against the Company; and

e) that any required consents, licenses, permits, approvals, exemptions, qualifications or authorizations of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the Republic of the Marshall Islands in connection with the transactions contemplated by the Documents have been duly obtained or made.

Based upon and subject to the forgoing and having regard to legal considerations we deem relevant, we are of that opinion, insofar as the laws of the RMI are concerned:

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the RMI.

2. The Company has full power, authority and legal right to execute, deliver and perform its obligations under the Documents to which it is a party.

3. The Company has duly authorized the Documents.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to this firm the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent we do not admit that we are in the category of person whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is filed as Exhibit 5.1 to the Registration Statement.

Sincerely,

/s/ Dennis J. Reeder
Dennis J. Reeder
Reeder & Simpson, P.C.